Exhibit 16.1

April 4, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C.  20549

Dear Sir or Madam:

We were previously principal accountants for J.B. Hunt Transport Services, Inc. and, under the date of March 11, 2005, we reported on the consolidated financial statements of J.B. Hunt Transport Services, Inc. as of and for the years ended December 31, 2004 and 2003 and management’s assessment of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004.

On March 29, 2005 our appointment as principal accountants was terminated. We have read J.B. Hunt Transport Services, Inc. statements included under Item 4.01 of its Form 8-K dated April 4, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with J.B. Hunt Transport Services, Inc. statements that: 1) on March 29, 2005, the Audit Committee concluded its proposal process for a new independent public accounting firm and appointed Ernst & Young LLP and; 2) any of the statements made in the fourth paragraph regarding consultation with Ernst & Young LLP.

Sincerely,

/s/ KPMG LLP